EXHIBIT 10.33

LIFE AND ACCIDENTAL DEATH AND DISMEMBERMENT INSURANCE

Applied maintains life insurance for its executive officers. The program utilizes individual term life insurance policies that are owned by the officer and that provide death benefits equal to two and one-half times the officer’s base salary plus the average of the most recent 3 years of annual incentive awards. The annual premium for coverage up to $300,000 under such policies is paid by Applied and treated as a taxable bonus to the covered officer. The premium for coverage in excess of $300,000 under such policies is paid by the officer.

Applied maintains accidental death and dismemberment insurance for its executive officers, providing benefits up to two and one-half times the officer’s annual base salary, but in no event more than $250,000. Applied also provides its executive officers with travel accident insurance in the amount of $500,000.